Exhibit 99(d)


(i) Class A-1 Certificates received distributions of principal in the aggregate amount of $760,995.08 in 1997. No other Class received any distributions of principal in 1997.

(ii) All Classes received distributions of interest in 1997.

(iii) Aggregate collections on the mortgage loans for 1997 $6,439,450.75

(iv) Advances of principal and interest of $274,363.33 were made by the Master Servicer in 1997.

(vii) Two Mortgage Loans having an aggregate principal balance of $6,025,348 were 30 days or more deliquent in 1997.

(ix)  Same as (ii) above.

(x) Same as (ii) above.

(xiv) The Trust Fund suffered no losses or additional expenses in 1997.

(xvii)

       Master Servicer Compensation for                  $115,599.72
       1997 (including fees paid to
       primary servicers)

       Special Servicer Compensation for                          $0
       1997